Exhibit 10.3

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made and entered into as of April 3, 2007 by and between Magellan Midstream Holdings, L.P., a Delaware limited partnership (“MGG”) and MGG Midstream Holdings, L.P., a Delaware limited partnership (“MGGMH”).

WHEREAS, MGGMH has agreed to sell certain common units representing limited partnership units in MGG (the “Common Units”);

WHEREAS, in connection with MGGMH’s sale of the Common Units expected to close on or about April 3, 2007, MGGMH has requested that MGG enter into a Registration Rights Agreement with the purchasers of the Common Units (the “Purchasers”), pursuant to which MGG will agree, among other things, to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) covering the Common Units sold and to maintain the effectiveness of that registration statement for up to two years;

WHEREAS, the Registration Rights Agreement will provide for certain penalties (the “Pre-Effective Penalties”) if the Registration Statement is not declared effective within 180 days of the closing of the sale of the Common Units (the “Closing”);

WHEREAS, the Registration Rights Agreement will also provide that MGG may suspend the Purchasers’ rights to use the Registration Statement, but may not do so for more than 60 days in any 180 day period nor more than 90 days in any 365 day period (the “Delay Rights”); and

WHEREAS, MGG is willing to enter into the Registration Rights Agreement if MGGMH indemnifies it against the Pre-Effective Penalties and certain liabilities related to the Delay Rights on the terms provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

1. Indemnification for Pre-Effective Penalties.

(a) Indemnification. MGGMH agrees to indemnify and hold harmless MGG, its subsidiaries, and its general partner’s directors, officers, employees and agents (the “Indemnified Parties”) from and against the Pre-Effective Penalties and any and all other losses, actions, suits, proceedings, demands and causes of actions that arise out of or are related to the Pre-Effective Penalties and, in connection therewith, and promptly upon demand, pay or reimburse each of the Indemnified Parties for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the Pre-Effective Penalties.

(b) Termination of Indemnification. MGGMH’s indemnification obligation pursuant to this Section 1 shall terminate on the date the Registration Statement is declared effective; provided, however, that MGGMH shall continue to be liable for any Pre-Effective Penalties imposed before the Registration Statement is declared effective.

(c) Retention of Assets. Until MGGMH has fulfilled all of its obligations under this Section 1, MGGMH shall retain assets having a net value of at least $57,100,000. Such retained assets shall be free and clear of any and all liens and encumbrances.

2. Indemnification for Delay Rights.

(a) Indemnification. MGGMH agrees to indemnify the Indemnified Parties for one-half of any and all costs, losses, and damages arising out of any actions, suits, proceedings, demands and causes of actions related to the Purchasers’ rights to use the Registration Statement being delayed in excess of the Delay Rights provided for in the Registration Rights Agreement (an “Excessive Delay”) and, in connection therewith, and promptly upon demand, pay or reimburse each of the Indemnified Parties for one-half of all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to an Excessive Delay.

(b) Termination of Indemnification. MGGMH’s indemnification obligations under this Section 2 shall terminate two years from the Closing; provided, however, that any claim for which a notice has been provided pursuant to Section 3 hereof before such termination shall survive such termination.

(c) Limitation, Retention of Assets. MGGMH shall have no obligation to indemnify the Indemnified Parties under this Section 2 for any amounts in excess of $10 million. Until MGGMH has fulfilled all of its obligations under this Section 2, MGGMH shall retain assets having a net value of at least $10 million. Such retained assets shall be free and clear of any and all liens and encumbrances.

3. Notice. Promptly after receipt by an Indemnified Party hereunder of notice of the commencement of any action against it for which it claims indemnification under this Agreement, such Indemnified Party shall, if a claim in respect thereof is to be made against MGGMH hereunder, notify MGGMH in writing thereof, but the omission so to notify MGGMH shall not relieve it from any liability that it may have to any

Indemnified Party other than under this Section 3. MGGMH shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense of such claim with counsel reasonably satisfactory to such Indemnified Party and, after notice from MGGMH to such Indemnified Party of its election so to assume and undertake the defense thereof, MGGMH shall not be liable to such indemnified party under this Section 2 for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if MGGMH has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (ii) if the defendants in any such action include both the Indemnified Party and MGGMH and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or additional to those available to MGGMH, or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of MGGMH, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by MGGMH as incurred. Notwithstanding any other provision of this Agreement, MGGMH shall not settle any action brought against an Indemnified Party with respect to which it is entitled to indemnification hereunder without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the Indemnified Party.

4. Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties.

5. Assignment of Rights. Neither party hereto shall assign or transfer any of its rights or obligations without the prior written consent of the other party.

6. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

7. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

8. Governing Law. The Laws of the State of New York shall govern this Agreement.

9. Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

10. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

11. Amendment. This Agreement may be amended only by means of a written amendment signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

MGG MIDSTREAM HOLDINGS, L.P.

By:	MGG Midstream Holdings GP, LLC, Its general partner

By:	/s/ Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	President and Chief Executive Officer

MAGELLAN MIDSTREAM HOLDINGS, L.P.

By:	Magellan Midstream Holdings GP, LLC, Its general partner

By:	/s/ John D. Chandler
Name:	John D. Chandler
Title:	Vice President, Chief Financial Officer and Treasurer

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